Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”), dated as of April 11, 2023, is by and among, Accel Entertainment, LLC, a Delaware limited liability company (such entity or its permitted designee, “Buyer”), Accel Entertainment, Inc. (“Parent,” and collectively with Buyer, the “Buyer Parties”), Toucan Gaming, LLC, a Louisiana limited liability company (“Seller”), Toucan Management, LLC, a Louisiana limited liability company (“Owner”), and Stan Guidroz (“Guidroz”). Seller, Owner and Guidroz are collectively referred to herein as the “Seller Parties.” Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 1.1 of this Agreement.

RECITALS

(a)Seller is engaged in the business of owning, operating, placing, servicing and maintaining Video Draw Poker Devices (as defined in the Louisiana Video Draw Poker Devices Control Law) at fuel, retail and restaurant locations (the “Business”).

(b)Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Assets (as defined below), on the terms and conditions set forth herein.

(c)In order to comply with the regulations promulgated by the Louisiana Gaming Control Board and otherwise set forth the terms and conditions of the other transactions contemplated among the Parties, Buyer, Parent, Seller and Owner are also entering into two additional purchase agreements on the date hereof whereby Buyer will purchase (i) five percent (5%) of the outstanding membership interests of Seller upon the terms, and subject to the conditions, set forth in the Membership Interest Purchase Agreement of event date herewith (the "MIPA"); and (ii) Seller's option (the "LSM Option") to acquire 90% of the membership interests of L.S.M Gaming, Inc. ("LSM") pursuant to the terms, and subject to the conditions, set forth in the LSM Option Purchase Agreement of even date herewith (the "LSM Option Purchase Agreement").

(d)Guidroz owns all of the membership interest of Owner, and Owner owns all of the membership interests of Seller.

(e)Owner and Guidroz, as the direct and indirect holders of the outstanding membership interests of Seller, will derive substantial benefit from the consummation of the transactions contemplated by this Agreement, the MIPA and the LSM Option Purchase Agreement.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 General Definitions. For the purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Lafayette, Louisiana are authorized or required by Law to close.

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, licenses, commitments, obligations and understandings, in any case whether written or oral, to which Seller is party other than the LSM Option Purchase Agreement.

"Directly or Indirectly" means as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

"Employee Benefit Plan" means any "employee benefit plan" (as defined under Section 3(3) of ERISA) or any other bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock appreciation, other forms of incentive compensation, excess benefit, supplemental pension insurance, disability, medical, supplemental unemployment, vacation benefits, payroll practice, fringe benefit, scholarship, sickness, accident, severance, or post-retirement compensation or benefit, welfare or any other employee benefit plan, policy, arrangement or practice, whether written or oral.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated there under.

"ERISA Affiliate" means any entity that would be deemed a "single employer" with the Company or any Subsidiary under Section 414(b), (c), (m) or (0) of the Code or Section 4001 of ERISA.

"Financial Statements" means (i) the unaudited balance sheet as of January 1, 2023 and the related statements of income and operations of Seller for the one (1) months then ended, and the unaudited balance sheets as of December 31, 2022 and December 31, 2021, and the related statements of income and operations of Seller for the fiscal year then ended, attached hereto as Schedule 4.16.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority.

"Gray Gaming Purchase Agreement" means the Purchase Agreement, dated January 13, 2023, between Seller and Gray Gaming LLC to acquire certain assets of Gray Gaming LLC.

“Indebtedness” means, with respect to any Person without duplication, (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses, to the extent specifically included in the Assumed Liabilities), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement, (iv) all obligations of such Person secured by a purchase money mortgage or other Lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (vii) all obligations of such Person with respect to unfunded employee benefit plans, (viii) all obligations in respect of deferred rent, (ix) any obligations (including all Taxes) deferred pursuant to the CARES Act or similar program (including any unforgiven obligations under any Paycheck Protection Program loan), (x) all obligations of a type referred to in clauses (i) through (ix) above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (xi) interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (x) above, whether resulting from their payment or discharge or otherwise, (xii) any refinancings of any of the foregoing obligations, and (xiii) any obligations with respect to deferred revenue or customer deposits.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (ii) all trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all moral rights and copyrights in any work of authorship (including but not limited to catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information, (v) all websites and software, (vi) all other proprietary and intellectual property rights, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (viii) the exclusive right to display, reproduce, and create derivative works based on any of the foregoing and (ix) all income, royalties, damages and payments related to any of the foregoing, and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, order, certification standard, accreditation standard, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

"Material Adverse Effect" means any material adverse effect on the Business, prospects, earnings, operations, Assets, liabilities, business condition (financial or otherwise), results of operations, net worth or contracts of the Business or Seller other than as (a) disclosed on the Disclosure Schedules hereto; (b) consented to in writing by Buyer; (c) attributable to economic or business conditions generally (other than conditions affecting the Business specifically); (d) acts of war or terrorism; (e) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates; (f) changes in general legal, tax, regulatory, political or business conditions (other than conditions affecting the Business specifically); (g) changes in generally accepted accounting principles; (h) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; or (i) earthquakes hurricanes or other natural disasters.

“Party” means any party to this Agreement.

“Permits” means permits, licenses, registrations, qualifications, approvals and authorizations by or of Governmental Authorities.

"Permitted Lien" means (i) Liens for Taxes not yet due and payable, (ii) inchoate mechanics' and materialmen's liens for construction in progress, and (iii) to the extent such Liens would not reasonably be expected to have a Material Adverse Effect, (A) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business of Seller consistent with past practice, (B) all Liens and other imperfections of title that are typical for the applicable property type and locality, and (C) all Liens expressly disclosed to Buyer as such on the Disclosure Schedules.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

"Plan" means any Employee Benefit Plan maintained, sponsored, or contributed to by Seller or any ERISA Affiliate on behalf of any employee, member, director or shareholder of Seller (whether current, former or retired) or their beneficiaries, or with respect to which Seller or any Affiliate has any obligation on behalf of such Persons.

"Proceeding" any suit, action, complaint, proceeding, investigation, arbitration, mediation, audit, claim or order.

"Real Property" means any real property presently owned, used, leased, occupied, managed or operated by Seller.

“Seller’s Taxes” means any Taxes (i) imposed on any Seller Party for any taxable period, (ii) imposed with respect to the Business or the Assets for any taxable period (or portion of any taxable period) ending on or before the Closing Date, (iii) imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), or (iv) imposed on Buyer as a transferee or successor of any Seller Party.

“Seller Transaction Expenses” means (i) all of the fees and expenses incurred or reimbursed by any Seller Party in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all fees, expenses, disbursements and other similar amounts paid to attorneys, investment bankers, brokers, financial advisors or accountants, (ii) all payments required to obtain third party consents in connection with the consummation of the transactions contemplated by this Agreement and (iii) all change of control, severance, bonus, stock appreciation, phantom stock or similar payments due by Seller to any Person and other accelerations or increases in rights or benefits of Seller employees under any plan, agreement or arrangement of Seller, which obligation has not been paid as of Closing and, in each case, either (x) arises at or prior to the Closing or (y) is payable or becomes due in whole or in part as a result of the consummation of the transactions contemplated by this Agreement, including all Taxes that are payable by Seller in connection with or as a result of the payment of such liability.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

"Suitability Determination" means the process of submitting for approval to the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police information concerning each individual who owns, has or controls, directly or indirectly, more than a five percent (5%) ownership, income or profit interest in a licensee of the Louisiana Gaming Control Board or the Video Gaming Division of the Louisiana State Police; any person who receives more than a five percent (5%) revenue interest in any form in any licensee of the Louisiana Gaming Control Board or the Video Gaming Division of the Louisiana State Police including, but not limited to, a consulting fee, commission, finder’s fee, loan repayment, or any other business expense related to the gaming operation of the licensee; any person who receives or may receive more than five percent (5%) of the gaming revenue from a licensee of the Louisiana Gaming Control Board or the Video Gaming Division of the Louisiana State Police and the spouses of the foregoing persons; any officer, director, partner, member, manager, or managing member of a licensee of the Louisiana Gaming Control Board or the Video Gaming Division of the Louisiana State Police; any trustee, settlor or beneficiary of a trust that owns, has or controls, directly or indirectly, more than a five percent (5%) interest in a licensee of the Louisiana Gaming Control Board or the Video Gaming Division of the Louisiana State Police; and, any person who has the ability to exercise significant influence over a licensee of the Louisiana Gaming Control Board or the Video Gaming Division of the Louisiana State Police. For purposes of this Agreement, a Suitability Determination means confirmation that the Louisiana Gaming Control Board has approved the application or transfer of interests in question.

“Tax” means (i) any multi-national, U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, escheat or unclaimed property (whether or not considered a Tax under applicable Law), excise, natural resources, entertainment, amusement, severance, stamp, occupation, healthcare (whether or not considered a tax under applicable law), premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing, (ii) any transferee, secondary, contractual, or other liability for a “Tax” as described in clause (i) hereof of another Person, (iii) and any liability for a “Tax” as described in clause (i) hereof of another Person assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, Treasury Form TD F 90-22.1 and FinCEN Form 114) filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax of any Party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement, the MIPA, the LSM Option Purchase Agreement or the transactions contemplated hereby.

ARTICLE II
PURCHASE AND SALE OF THE ASSETS

Section 2.1 Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, transfer, assign and deliver to Buyer or its designee, free and clear of all liens, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature (“Liens”), and Buyer agrees to purchase and assume from Seller, all of Seller’s right, title and interest in and to, all of its assets (which include all assets used in the Business) (other than the Excluded Assets) (collectively, the “Assets”), whether or not such Assets are held by any Seller Party or any of its or his Affiliates, including (a) all leasehold improvements, supplies, furniture and equipment (including all computers) and other tangible personal property, (b) all cash on hand, accounts receivable, and the right to bill and receive payment for products or services provided or performed but unbilled or unpaid as of the Closing and prepaid assets and prepaid expenses of Seller, (c) all books and records of Seller and all customer and vendor information and lists, (d) all Intellectual Property and all goodwill associated therewith, and the exclusive right to display, prepare, reproduce, create derivative works based on, and operate (as applicable) the same, (e) all telephone, electronic mail addresses and facsimile numbers utilized by Seller, (f) rights under the customer and other Contracts, including those set forth on Schedule 2.1(f) (the “Assumed Contracts”), (g) all rights under Permits, including those set forth on Schedule 2.1(g), but excluding Seller’s license under the Louisiana Video Draw Poker Devices Control Law, (h) all cash and cash equivalents held by Seller and (i) all goodwill and other intangible assets associated therewith, in each case owned by a Seller Party or otherwise used in connection with the Business.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary herein, Seller shall not contribute, convey, assign or transfer to Buyer, and Buyer shall not acquire, the Excluded Assets and the “Assets” shall not include any Excluded Assets. “Excluded Assets” shall mean and be limited to the following assets of Seller: (a) all of Seller’s rights under this Agreement, the MIPA or the LSM Option Purchase Agreement, including the consideration paid to Seller pursuant to this Agreement or such other agreements; (b) all minute books of Seller, including the organizational documents of Seller; (c) any Tax assets of Seller; (d) all employee benefit plans; (e) all rights, obligations and liabilities under Contracts that are not Assumed Contracts; (f) all bank and other accounts; and (g) all assets of Seller listed on Schedule 2.2.

Section 2.3 Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, and regardless of whether such Liability is disclosed in this Agreement, in any of the Transaction Documents, on any Schedule hereto or thereto or otherwise, and regardless of Buyer’s or any of its directors’, officers’, employees’, agents’ or representatives’ knowledge or awareness of any Liability, whether learned in connection with Buyer’s due diligence investigation of the Business or otherwise, Buyer will not assume, agree to pay, perform or discharge or in any way be responsible for any Liabilities of the Business or Seller (the “Excluded Liabilities”), except that Buyer will assume at the Closing only the following Liabilities (the “Assumed Liabilities”): (a) obligations arising under the Assumed Contracts arising with respect to the operation of the Business after the Closing; (b) Seller’s current trade accounts payable and current accrued expenses (including payroll obligations with respect to salary and wages owed to employees of the Business); and (c) all liabilities incurred by the Business in the ordinary course of business (but, excluding, in any event, obligations or Liabilities with respect to Indebtedness, Seller Taxes, Seller Transaction Expenses and any third party claim related to any operations or liabilities of Seller); provided, however, that in no event shall the Assumed Liabilities include any Liability relating to or arising from any (x) breach, or event, circumstance or condition that with notice, lapse of time or both would constitute or result in a breach, by Seller, on or before the Closing Date, of any of its obligations under Contracts or (y) tort, infringement or violation of Law.

Section 2.4 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., central time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Sections 8.1 through 8.3 have been satisfied or waived by the Party entitled to the benefit thereof (other than conditions which, by their nature, are to be satisfied at the Closing), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time, date or place as the parties may mutually agree (the date of the Closing, the "Closing Date"), which will occur (subject to the foregoing regarding conditions to Closing), immediately after the closing of the LSM Option Purchase Agreement and the exercise of the LSM Option.

Section 2.5 Seller Closing Deliveries. At the Closing, the Seller Parties shall have delivered or caused to have been delivered to Buyer:

(a)bills of sale, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as are effective to vest Buyer with full, complete and marketable right, title and interest in and to the Assets, free and clear of all Liens;

(b)a certificate executed and delivered by the Secretary of Seller certifying: (i) the organizational documents of Seller (as also certified as of a recent date by the Secretary of State of Louisiana) and (ii) copies of resolutions of the board of directors (or equivalent governing body) and the Owner adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Seller is a party;

(c)certificate of good standing of Seller issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Louisiana and each other jurisdiction where Seller is qualified to do business;

(d)documentation evidencing the release of all of Liens upon the Assets;

(e)Required Consents;

(f)a counterpart signature page to the Amended and Restated Operating Agreement of LSM (as Buyer's designee) in substantially the form attached as Exhibit A hereto (the "Buyer Operating Agreement"), duly executed by Guidroz;

(g)a counterpart signature page to the Employment Agreement between Buyer and Guidroz in substantially the form attached as Exhibit B hereto (the "Employment Agreement"), duly executed by Guidroz;

(h)a non-foreign person affidavit dated as of the Closing Date from Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(i)such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

Section 2.6 Buyer Closing Deliveries. At the Closing, Buyer shall have delivered or caused to be delivered to the Seller:

(a)the Closing Payment and evidence of the delivery of the Buyer Equity in accordance with Section 3.2;

(b)counterpart signature pages to the Buyer Operating Agreement, duly executed by LSM and Buyer;

(c)a counterpart signature page to the Employment Agreement, duly executed by Buyer;

(d)an agreement pursuant to which Buyer assumes the Assumed Liabilities; and

(e)such other documents and instruments as Seller may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

ARTICLE III
CONSIDERATION AND MANNER OF PAYMENT

Section 3.1 Purchase Price. The aggregate consideration for the Assets and the rights and benefits conferred herein, including the covenants of the Seller Parties set forth in Section 6.7 (the “Purchase Price”), shall be (i) the Base Purchase Price, plus (ii) the Installment Payments (as defined below), plus (iii) the Bonus (as defined below), plus (iv) the Buyer Equity issue to Guidroz, plus (v) the assumption of the Assumed Liabilities, plus (vi) the Purchase Price Adjustment, if any. For purposes hereof: (a) the "Base Purchase Price" shall be an amount equal to $8,900,000; and (b) the “Buyer Equity” means five percent (5%) of the total outstanding membership interests in LSM, such that Guidroz shall own fifteen percent (15%) of LSM in the aggregate following the Closing.

Section 3.2 Payment of Purchase Price.

(a)Deposit. Upon the execution of this Agreement, Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00) (the "Initial Deposit"), which shall be fully refundable if the Closing does not occur or in the manner provided pursuant to Section 3.4; provided, however, that notwithstanding the foregoing, $500,000 of the Initial Deposit (the "Suitability Deposit Amount") shall become non-refundable on July 6, 2023 unless Buyer has exercised its right to terminate the MIPA pursuant to Section 10.1(e) thereof prior to such date. In addition, and for the avoidance of doubt, the Parties agree that the Suitability Deposit is being made in satisfaction of Buyer's obligation under Section 2.3 of the MIPA and shall be treated accordingly under Sections 2.2 and 2.3 thereof. The Initial Deposit plus any increase in the Initial Deposit pursuant to the remainder of this Section 3.2(a) shall be referred to herein as the "Deposit". If, prior to the Closing (i) Seller desires to consummate any of the transactions set forth on Exhibit C hereto by way of (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving such Person; (B) the issuance or acquisition of membership interests of such Person; (C) the sale, lease, exchange or other disposition of any significant portion of the such Person's properties or assets or (D) a financing or leasing arrangement (a "Third Party Transaction") and (ii) Buyer consents to such Third Party Transaction, the Deposit shall be increased by the applicable amount set forth on Exhibit C with respect to the corresponding Third Party Transaction (the aggregate amount by which the Deposit is so increased with respect to all Third Party Transactions shall be referred to herein as the "Purchase Price Adjustment"). Each such increase to the Deposit shall be paid to Seller by Buyer not less than three (3) Business Days prior to the scheduled consummation of such Third Party Transaction.

(b)Payment on the Closing Date. At the Closing: (i) Buyer shall pay, on behalf of Seller and for its account, to the applicable obligees thereof the amount of all Indebtedness and Seller Transaction Expenses outstanding as of the Closing, and in each such case as identified on Schedule 3.2(b) to be delivered by Seller to Buyer (but subject to Buyer's approval); (ii) the total amount of the Deposit and Divestiture Payments, if any, shall be applied by the Parties as a payment against the Purchase Price, (iii) Buyer shall pay to Seller an amount (the “Closing Payment”) equal to (A) the Base Purchase Price, plus (B) the Purchase Price Adjustment, if any, minus (C) the amount of the Deposit and the Divestiture Payments, if any, minus (D) the amount of all Indebtedness and Seller Transaction Expenses to be paid by Buyer pursuant to Section 3.2(b)(i) above, minus (E) Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Holdback Amount”). The Closing Payment shall be made in cash by wire transfer of immediately available funds to the account or accounts designated by Seller. In addition, Buyer shall deliver to Seller evidence of the issuance of the Buyer Equity.

(c)Installment Payments. On each of the first ten (10) anniversaries of the closing of the MIPA (the "MIPA Closing"), Buyer shall pay to Seller an amount equal to Five Hundred Thousand Dollars ($500,000.00) (each such payment, an "Installment Payment") by wire transfer of immediately available funds, provided that Buyer shall not be required to make any Installment Payment to Seller until after the later of (i) the Closing or (ii) twelve (12) months after the Buyer files a complete suitability application if there has not been a Regulatory Disapproval, provided that if Buyer receives a Suitability Determination at any time after the Closing, Buyer shall be required to begin making Installment Payments under this Section upon such receipt; provided, further, that upon the occurrence of an Installment Payment Acceleration Event, any then remaining unpaid Installment Payments shall accelerate and become due and payable in full upon the occurrence of such Installment Payment Acceleration Event. If the Closing occurs any time after the first anniversary of the MIPA Closing, Buyer shall pay to Seller upon Closing each Installment Payment that was not paid as of result of the Closing occurring after the first anniversary of the MIPA Closing. Buyer shall, at its sole election and at any time, be entitled to prepay any then remaining unpaid amounts of the Installment Payments prior to their applicable due dates. For purposes hereof, an "Installment Payment Acceleration Event" shall mean the occurrence of any of the following: (x) the consummation of the "Call Option" pursuant to Section 6.05 of the Buyer Operating Agreement as a result of a Sale of Accel Parent (as defined in the Buyer Operating Agreement), (y) the consummation of a Sale of Accel Parent and either (i) Andrew Rubenstein no longer being the CEO of Parent or (ii) the change in 50% or more of Parent's "Named Executive Officers" , in each case of the foregoing clauses (i) or (ii), on our prior to the date that is twenty-four (24) months following the consummation of such Sale of Accel Parent or (z) a Sale of the Company (as defined in the Buyer Operating Agreement) is consummated with respect to Buyer.

(d) Bonus. If (i) the Closing occurs on or before the nine (9) month anniversary of Buyer filing a complete Suitability application or (ii) the Closing occurs after the nine (9) month anniversary of Buyer filing a complete Suitability application and the aggregate revenue of Seller is greater than or equal to Five Hundred Thousand Dollars ($500,000.00) for the ninety (90) day period immediately preceding the Closing, then Buyer shall pay to Seller within five (5) business days following the Closing an amount equal to the following (the "Bonus"): (1) Twenty Thousand Dollars ($20,000.00) multiplied by the number of full months calendar months between Buyer filing a complete Suitability application and the Closing plus (2) Twenty Thousand Dollars ($20,000.00) multiplied by a fraction, the numerator of which equals the number of days between the last monthly anniversary of Buyer filing a complete Suitability application and the date of the Closing and the denominator of which equals the number of days in the calendar month of the date the Closing occurs.

(e) Divestiture Payments. In the event that (x) Buyer's Affiliates have not (i) discontinued manufacturing slot machines and other video gaming devices for distribution in the State of Louisiana and (ii) surrendered all regulatory licenses they have with the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police, in each case, as of or prior to the date that is one hundred eighty (180) days following the date of this Agreement (the "Trigger Date"), (y) Buyer has not elected to terminate this Agreement pursuant to Section 8.4(f) and (z) substantial progress has been made by Buyer and its Affiliates in satisfying the conditions in the foregoing clause (x) as of the Trigger Date, then at Buyer's election Buyer shall be entitled to extend the date after which Seller is entitled to terminate this Agreement pursuant to Section 8.4(e) by ninety (90) days by making three (3) monthly payments in an amount equal to $100,000 (the "Divestiture Payments") on each thirty (30) day anniversary of the Trigger Date, which shall be non-refundable if the transactions contemplated hereby are not consummated (other than as a result of a breach of this Agreement by the Seller Parties).

Section 3.3 Purchase Price Allocation. Buyer and each Seller Party agree to allocate the Purchase Price (along with all other items of consideration for income Tax purposes and including any adjustment thereto) among the Assets and the covenants set forth in Section 6.7 using the principles set forth on Schedule 3.3 hereto. Buyer shall prepare such allocation of the Purchase Price (along with all other items of consideration for income Tax purposes), which allocation shall be binding upon Buyer and each Seller Party for all federal, state and local income Tax purposes, no later than (i) in the case of the original allocation, ninety (90) days following the Closing Date and (ii) in the case of any adjustment to the Purchase Price (or any other item of consideration) requiring an amendment to the previous allocation, thirty (30) days following the date of such adjustment. Buyer and each Seller Party shall timely and properly report for all federal (including on IRS Form 8594), state and local income Tax purposes (and shall defend in any Tax audit or contest) the sale of the Assets in a manner consistent with the allocation set forth on Schedule 3.3.

Section 3.4 Repayment of Deposit.

(a)If Seller does not consummate the transactions contemplated by the Gray Gaming Purchase Agreement within thirty (30) days of the date of this Agreement, then Seller shall promptly repay the amount of the Initial Deposit (excluding the Suitability Deposit Amount) in full to Buyer and the Base Purchase Price shall be automatically reduced from Eight Million Nine Hundred Thousand Dollars ($8,900,000) to Five Million Nine Hundred Thousand Dollars ($5,900,000).

(b)If Seller consummates the transactions contemplated by the Gray Gaming Purchase Agreement and either (i) Buyer receives a Regulatory Disapproval or (ii) Seller, Owner or Guidroz loses its or his license under the Louisiana Video Draw Poker Devices Control Law prior to the Closing, Seller shall repay the full amount of the Deposit (less the Suitability Deposit Amount to the extent it has become non-refundable as of such date) to Buyer in equal monthly installments at an interest rate equal to the Applicable Federal Rate for mid-term notes over a period of four (4) years pursuant to the form of promissory note attached hereto as Exhibit D hereto; provided, however, that the total monthly payments for a given calendar year will be capped at 75% of the free operating cash flow of Seller for such calendar year. In the event that any principal amount is not paid because of the cap provided in the previous sentence, all such unpaid amounts will be due at the maturity date of the note.

(c)Notwithstanding the foregoing or Section 3.2(a), if Buyer terminates this Agreement pursuant to Section 8.4(b), then Seller shall repay the full amount of the Deposit (less the Suitability Deposit Amount to the extent it has become non-refundable as of the applicable date and so long as the termination is not pursuant to Section 8.4(b)(i)) to Buyer in equal monthly installments at an interest rate equal to the Applicable Federal Rate for mid-term notes over a period of four (4) years pursuant to the form of promissory note attached hereto as Exhibit D hereto; provided, however, that the total monthly payments for a given calendar year will be capped at 75% of the free operating cash flow of Seller for such calendar year. In the event that any principal amount is not paid because of the cap provided in the previous sentence, all such unpaid amounts will be due at the maturity date of the note; provided, further that in the event Buyer terminates this Agreement pursuant to Section 8.4(b)(i) as a result of a breach of this Agreement by Seller, Owner or Guidroz, the applicable interest rate for the promissory note will equal to SOFR plus 250 basis points.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows. All such representations and warranties are qualified by the Disclosure Schedules. The Disclosure Schedules have been arranged for purposes hereof in separate sections corresponding to the sections of this Article IV, and information disclosed in one section of the Disclosure Schedules shall not be deemed to be an exception to another section of the Disclosure Schedules unless the relevance of such information to such other section is apparent on its face.

Section 4.1 Organization and Qualification. Seller is and at all times has been a limited liability company duly organized, validly existing and in good standing in the State of Louisiana, with full power and authority to own, lease and operate the Assets and carry on the Business as conducted at all times prior to the Closing. Owner is and at all times has been a limited liability company duly organized, validly existing and in good standing in the State of Louisiana, with full power and authority to own, lease and operate its properties and carry on its as conducted as of the Closing and proposed to be conducted following the Closing. Seller and Owner are, and as of the Closing, will be, licensed or qualified to transact business and are in good standing as foreign entities in each jurisdiction in which it would be required to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect. Each such jurisdiction in which the Seller and Owner are qualified is set forth in Schedule 4.1. The name of each owner, director, manager and officer of Seller and Owner, and the position held by each such individual, is set forth on Schedule 4.1 hereto.

Section 4.2 Authority; No Breach.

(a)Each of Seller Parties has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents, to which it or he is a party, and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents to which it or he is a party have been duly authorized by all necessary action on the part of each of Seller Parties. This Agreement has been duly executed and delivered by each of Seller Parties and constitutes the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b)Except as set forth in Schedule 4.2(b), neither the execution, delivery or performance of this Agreement or any Transaction Document by any of Seller Parties, nor the consummation of any of the transactions contemplated herein or therein, does or will: (i) violate any Law, or conflict with any judicial or administrative order or decree relating to Seller Parties; (ii) constitute a breach or default under any Contract or any other agreement or instrument by which Seller Parties are bound; (iii) create any Lien on any assets of Seller; or (iv) other than the consents required under any Contract which have been obtained prior to the Closing Date, require any consent, notice to or filing with any Government Authority or any Person on behalf of Seller (the "Required Consents").

Section 4.3 Capitalization. Schedule 4.3 sets forth the entire capitalization of Seller, including the record owners of all outstanding equity securities. There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of equity securities or other securities of Seller. Seller does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity or participation interest in any Person.

Section 4.4 Financial Statements. Seller has delivered to Buyer true and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with Seller's historical accounting principles and practices, consistently applied throughout the period involved ("Accounting Principles") from the books and records of Seller, and present fairly (i) the financial position of Seller at the dates thereof and (ii) the results of operations of Seller for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes (none of which is expected to be material or outside the ordinary course of business considered under prior year end adjustments). The books and records of Seller have been maintained in accordance with the Accounting Principles and are based on Seller's records maintained in the ordinary course of business. The Financial Statements properly reflect all material transactions to which Seller has been a party. Seller has no knowledge of any material liabilities or contingent liabilities that relate to any asset, service, action or commitment by the Business or any Seller Party. Seller maintains a standard system of accounting established and administered in accordance with Accounting Principles. Seller has no Liabilities other than those which are adequately reflected or reserved against in the Financial Statements or which have been incurred in the ordinary course of business consistent with past practice since the date of the most recent Financial Statement and which (x) are not, individually or in the aggregate, material in amount and (y) in any case, do not result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of law.

Section 4.5 Interests of Related Persons. Except as set forth on Schedule 4.5, neither Seller Parties nor any member, shareholder, officer, director, partner, relative, or Affiliate of any Seller Party (collectively, the "Related Persons"): (a) owns any interest in any Person which is a competitor, supplier or customer of Seller or the Business or serves as an officer, partner, member, shareholder, director, employee or consultant for any such Person; (b) owns, in whole or in part, any Asset or right of material significance, used in connection with the Business; (c) has an interest in any material contract or agreement pertaining to the Business; or (d) has any material contractual arrangements with the Business or Seller.

Section 4.6 Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since December 31, 2022, and other than in the ordinary course of business consistent with past practice, to the Seller's knowledge, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (a) Seller Parties' ability to operate the Business or service the customers of the Business or Seller Parties' relationship with the customers of the Business or (b) the value of the Assets or the Business.

Section 4.7 Taxes. All Taxes due and payable by Seller have been timely and properly paid in full. Seller has timely and properly filed (taking into account any properly obtained extensions) all U.S. federal, state, county, local and foreign Tax Returns that it is required to have filed, and such Tax Returns are complete and correct in all respects. Any deficiencies proposed as a result of any audits of Seller by any Governmental Authority have been fully paid or finally settled, and there are no present disputes as to Taxes payable by Seller. There are no unexpired waivers or extensions of any statute of limitations with respect to any Taxes of Seller and Seller is not a party to any Proceedings by any Governmental Authority for the collection or assessment of Taxes against it. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation by that jurisdiction. Schedule 4.7 sets forth each jurisdiction in which Seller is required to file Tax Returns or pay Taxes. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed by Seller. Seller does not have any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract, or otherwise. Seller is not party to any agreement, contract, arrangement, or plan that has resulted or could result, separately, or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Seller is not and has not ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Seller has never participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b). Seller has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from Buyer or its Affiliates on or after the Closing Date. None of the Assets are “section 197(f)(9) intangibles” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993). Seller has properly and timely collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales taxes.

Section 4.8 Assets.

(a)Seller has good and freely transferable title to all of the Assets, free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens set forth in Schedule 4.8(a). Each Asset is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no Asset is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted.

(b) Schedule 4.8(b) contains a complete and correct list of all Real Property leased by Seller or the Business. Neither Seller nor the Business owns or has ever owned any Real Property. Seller Parties have previously delivered to Buyer true, complete and correct copies of all lease documents relating to such property. All lease documents are unmodified, in full force and effect and valid, binding and enforceable in accordance with their terms. No event has occurred which constitutes, or, with the passing of time or giving of notice, or both, would constitute, a default by Seller or to the knowledge of Seller, by any landlord under any such lease document. To the knowledge of Seller, all improvements and buildings on Real Property of Seller are structurally sound with no defects and in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put.

Section 4.9 Intellectual Property.

(a)Seller has good title or the right to use all Intellectual Property necessary for or used in the operation of the Business as presently conducted and as presently proposed to be conducted, free and clear of any Liens (the “Business Intellectual Property"). Except for Company Intellectual Property licensed from others, no third Person has asserted ownership rights in any of the Business Intellectual Property, and Seller has not licensed or sublicensed to any third Person the right to use the Business Intellectual Property. The use of the Business Intellectual Property by Seller on or prior to the Closing Date does not infringe any right of any third Person. To Seller's knowledge, no third Person is infringing any of the Business Intellectual Property. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Business Intellectual Property. The execution, delivery and performance of this Agreement by Seller and the Owner, and the consummation of the transactions contemplated hereby, will not impair any right under, or cause Seller to be in violation or default under, any policy, agreement, Law or regulation applicable to any private or personal information acquired by Seller or used by Seller in the conduct of the Business as presently conducted.

(b)Seller owns, leases or licenses all software, hardware, databases, computer equipment and other information technology (collectively, "Computer Systems") that are necessary for the operations of the Business. The data storage and transmittal capability, functionality and performance of the Computer Systems and the Computer Systems as a whole are adequate for the Businesses as currently conducted and proposed to be conducted. Since January 1, 2020, the Computer Systems have not failed to any material extent and the data which they process has not been corrupted. Seller has taken all reasonable steps in accordance with the industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

Section 4.10 Contracts and Commitments. Seller Parties have made available to Buyer true and complete copies of all Contracts, including all amendments or modifications thereto, to which Seller is a party or any other Seller Parties are parties related to the Business. Each such Contract is in full force and effect and, except to the extent that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws, is enforceable in accordance with its terms. No Seller Party is in material breach or material default, and, to the knowledge of Seller, there is no basis for any valid claim of breach or default, under any Contract, to which Seller or the Business is a party or by which Seller or the Business are bound, and, to the knowledge of Seller, there exists no event or condition which (whether with or without notice, lapse of time or both) would constitute a default thereunder; and, to the knowledge of Seller, no other party to any such Contract.

Section 4.11 Employees. Set forth on Schedule 4.11 is a list of the employees and independent contractors of the Business, setting forth the name, title, employment (or such independent contractor, as the case may be) commencement date, whether such individual is exempt or non-exempt from overtime requirements, current annual rate of base salary of each such Person and total compensation (including bonuses) for such Person for the year ended December 31, 2022, annual vacation entitlement, amount of accrued and unused vacation (as of the Closing Date in the ordinary course of business consistent with past practice (and the dollar value of such vacation), and the amount of sick leave credited to such individual as of the date hereof in the ordinary course of business consistent with past practice (and the dollar value of such sick leave). With respect to employees of Seller: (i) there is no pending or, to Seller's knowledge, threatened unfair labor practice charges, employment discrimination charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage pending or, to Seller's knowledge, threatened against or directly affecting Seller or the Business; (iii) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist; and (iv) the employment of Seller's employees is terminable at will without cost to Seller except for payment of accrued salaries or wages and vacation pay. As of the date hereof and the Closing Date, Seller has paid all salaries, wages, bonus, sales commission, vacation and sick pay, profit sharing obligations and other compensation amounts due and owing to its employees. Seller has appropriately classified each service provider to Seller as an employee or independent contractor for all applicable Laws.

Section 4.12 Employee Benefit Plans. Schedule 4.12 (i) sets forth a complete and accurate list of each Plan. Each Plan that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A(d)(1) of the Code) complies in all respects with Section 409A of the Code. Neither Seller, its ERISA Affiliates, nor any of their respective predecessors, has sponsored, maintained or contributed to, or been required to sponsor, maintain contribute to, at any time during the last six (6) years, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA). With respect to each Plan: (a) all contributions, premiums and other payments due or required to be paid to (or with respect to) the Plan have been paid, or, if not yet due, have been accrued as a liability on the Financial Statements; (b) no actions, suits or claims (other than routine claims for benefits, appeals of such claims, and qualified domestic relations orders) are pending or, to the knowledge of Seller, threatened with respect to (or against the assets of) the Plan; and (c) the Plans have been maintained and operated all material respects in accordance with its terms and applicable law.

Section 4.13 Insurance. Schedule 4.13 sets forth a true and complete list of all current insurance policies maintained by Seller in connection with the Business. Except as set forth on Schedule 4.13, there are no pending insurance claims under any insurance policy or the knowledge of Seller, a basis to make a claim under any insurance policy. Neither the Seller Parties nor Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Seller insurance policies. All premiums due on Seller insurance policies have either been paid or, if not yet due, accrued. To Seller's knowledge, all Seller insurance policies (a) are in full force and effect and enforceable in accordance with their terms and (b) have not been subject to any lapse in coverage. To Seller's knowledge, Seller is not in default under, and has not otherwise failed to comply with, in any material respect, any provisions contained in any insurance policy. The insurance policies comply with all applicable laws and contracts to which Seller is a party or to which it is bound.

Section 4.14 Litigation. Except as set forth in Schedule 4.14, there are currently no Proceedings of any kind or nature whatsoever by or before any court or Governmental Authority or other regulatory or administrative agency or commission or tribunal or otherwise pending or, to the knowledge of Seller, threatened against or involving or potentially involving Seller, the Business, the Assets, or Seller's direct or indirect members, shareholders, officers or directors, or which question or challenge the validity of this Agreement or any action taken or to be taken by Seller Parties or Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. Neither Seller nor the Business is subject to any judgment, order, decree or legal requirement which involves more than $15,000 other than reimbursement claims in the ordinary course of business. Seller Parties have delivered to Buyer accurate and complete copies of all documentation relating to any of the foregoing.

Section 4.15 Compliance with Law; Necessary Authorizations.

(a)Neither Seller nor any other Seller Party is a party to, or bound by, any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award with respect to the Assets or personnel or business activities. None of Seller or any other Seller Party is, or has been, in any material respect in violation of, or delinquent in respect to, any Law of, Permit from or order or judgment with, any federal, state or local Governmental Authority (or to which the Assets or personnel or business activities are subject or to which it is subject). No notice, citation, inquiry or complaint has been received by Seller or any other Seller Party in the past five (5) years of any alleged violation of, or liability or obligation (or potential liability or obligation) under, any federal, state or local Governmental Authority, and, to Seller's knowledge, there are no facts or circumstances which could be the basis for such notice, citation, inquiry or complaint. To Seller's knowledge, none of Seller's employees has been or is currently in violation of any federal, state or local Governmental Authority, including any laws, rules or regulations promulgated by the Louisiana Gaming Control Board.

(b)All Permits required for Seller to conduct the Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.15(b) lists all current Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.15(b).

Section 4.16 Brokers or Finders. Schedule 4.16 lists any brokers, advisers or finders that have been engaged by any Seller Party in connection with the sale of the Business and any amounts due to any such Person in connection with such engagement. Except as set forth on Schedule 4.16, no Seller Party or any Affiliate of any Seller Party has retained any broker or finder, or made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.17 Solvency. (a) Seller is not insolvent as defined in Section 101 of Title 11 of the United States Code, (b) Seller does not have unreasonably small capital, (c) Seller has not incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Seller has not been impaired.

Section 4.18 Investment Representations.

(a)The Buyer Equity to be acquired by Seller pursuant to this Agreement shall be acquired for Seller's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933 (the "Securities Act") or any applicable state securities Laws.

(b)Seller is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Buyer Equity.

(c)Seller is able to bear the risk of its investment in the Buyer Equity for an indefinite period of time and is aware that transfer of the Buyer Equity may not be possible because (i) such transfer is subject to contractual restrictions on transfer set forth in the Buyer Operating Agreement, and

(ii) the Buyer Equity has not been registered under the Securities Act or any applicable state securities Laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available.

(d)The Buyer Equity was not offered to Seller by any means of general solicitation or general advertising.

(e)Seller specifically acknowledges its understanding that there are significant risks associated with the Buyer Equity including that (i) although equity investments in companies such as Buyer offer the opportunity for significant capital appreciation, such investments involve the highest degree of risks and can result in the loss of Seller's entire investment, (ii) other general business risks, including the effects of a recession, may have a more pronounced effect on companies such as Buyer, (iii) Buyer or its subsidiaries may incur substantial debt from time to time, and (iv) the other equity holders of Buyer control Buyer's board of managers, and will therefore be able to control the direction and future operations of Buyer.

(f)Seller acknowledges and agrees that, except as expressly set forth in ARTICLE V, Buyer has not made and is not making any express or implied representation or warranty of any kind whatsoever, including any representation or warranty as to (i) the value of Buyer and its direct and indirect subsidiaries or their future profitability or future earnings performance or (ii) the accuracy or completeness of any information regarding Buyer or any of its direct and indirect subsidiaries furnished or made available to Seller or its representatives. Seller understands, acknowledges and agrees that the representations and warranties of Buyer expressly set forth in ARTICLE V constitute the sole and exclusive representations and warranties to Seller in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature, express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Buyer or any of its direct and indirect subsidiaries) are specifically disclaimed by Buyer, notwithstanding the delivery or disclosure to Seller, the Owner, their Affiliates and their respective officers, directors, employees and representatives, if any, of any documentation or other information.

(g)Seller acknowledges that: (i) it has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Buyer Equity and has had access to such other information concerning Buyer as Seller has requested, (ii) it has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning, Buyer and its assets and properties; and (iii) it has not relied on Buyer or any of its Affiliates, officers, employees or representatives in connection with his investigation of Buyer and its business, with respect to making any investment decision.

Section 4.19 Full Disclosure. No representation or warranty by Seller Parties in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

    The Buyer Parties, jointly and severally, hereby represent and warrant to the Seller Parties that:

Section 5.1 Organization. Each of the Buyer Parties is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

Section 5.2 Authorization. Each of the Buyer Parties has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by each Buyer Party of this Agreement and each of the Transaction Documents to which each Buyer Party is a party have been duly and properly authorized by all company action in accordance with applicable Law and with the organizational documents of such Buyer Party. This Agreement and each of the Transaction Documents to which each Buyer Party is a party have been duly executed and delivered by each Buyer Party and constitute the legal, valid and binding obligation of each Buyer Party, enforceable against such Buyer Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a Proceeding in law or equity).

Section 5.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person that has not been made or obtained by Buyer is required to be made or obtained in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

Section 5.4 No Violation. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not: (a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Buyer under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which Buyer or their assets may be bound or affected; (b) violate or conflict with any Law; (c) violate any writ, judgment, decree or injunction to which Buyer may be subject; or (d) violate any provision of the organizational documents of Buyer.

Section 5.5 No Brokers or Finders. None of Buyer or any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 5.6 Capitalization of LSM and Related Matters. As of the Closing and after giving effect to the transactions contemplated by this Agreement and the Buyer Operating Agreement (including the issuance of the Buyer Equity), Buyer shall own eighty-five percent (85%) of the membership interests of LSM, and Guidroz or his designee shall own fifteen percent (15%) of the membership interests of LSM, in each case, subject to the terms and conditions set forth in the Buyer Operating Agreement. As of the Closing, LSM shall not have outstanding any securities convertible or exchangeable for any of its equity securities, nor shall LSM have outstanding any rights or options to subscribe for or to purchase any equity securities or any securities convertible into or exchangeable for its equity securities or any equity appreciation rights or phantom equity plans. As of the Closing, all of LSM's outstanding equity securities shall be validly issued and fully paid.

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

Section 6.1 Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, which consent will not be unreasonably withheld, conditioned or delayed, Seller Parties shall, and shall cause Seller to, (x) conduct the Business in the ordinary course of business consistent with past practice; (y) use reasonable best efforts to maintain and preserve intact the Assets, current organization and business of Seller and to preserve the rights, franchises, goodwill and relationships of its employees, suppliers, regulators and others having business relationships with Seller and (z) not engage in any material transactions or materially change the operations of Seller. Without limiting the foregoing, from the date hereof until the Closing Date, Seller Parties shall cause Seller to:

(a)preserve and maintain all of its Permits;

(b)pay its Indebtedness, Taxes and other obligations when due;

(c)maintain the properties and assets owned, operated or used by Seller in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)defend and protect its properties and assets from infringement or usurpation;

(f)perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)maintain its books and records in accordance with past practice;

(h)comply in all material respects with all applicable Laws;

(i)allocate a maximum of fifty percent (50%) of Seller's revenue to payroll, with the balance being used for operations and capital expenditures (subject to the restrictions set forth in Section 6.1(j) below);

(j)not take or permit any action that would cause any of the changes, events, or conditions described in Section 4.6 to occur or take or permit any of the following actions:
(i)make any capital expenditures or purchase equipment in excess of $250,000.00 annually; provided, however, that any consent required by Buyer with respect to a Third Party Transaction listed on Exhibit C shall not be unreasonably withheld, conditioned or delayed;

(ii)materially increase the salary of any executive or employee of the Business;

(iii)Dispose of or encumber any Assets except immaterial assets in the ordinary course of business or as otherwise agreed by Buyer;

(iv)Distribute any Seller funds in the form of dividends or distributions;

(v)Except with Buyer approval, enter into any Contract with respect to a Third Party Transaction other than (A) the Gray Gaming Purchase Agreement, and (B) entering into negotiations to acquire all or substantially all of the assets of Fred's truck stops ("Fred's Acquisition") (except that no definitive agreement with respect thereto may be entered into without the input and prior written consent of Buyer, which will not be unreasonably delayed, conditioned or withheld, and condition that any financing in connection therewith may be prepaid without penalty);

(vi)incur any Indebtedness; or

(vii)make loans to, or investments in, any other Person, except as otherwise provided in this Agreement or as agreed by Buyer.

Section 6.2 Access to Information. From the date hereof until the Closing, Seller Parties shall, and shall cause Seller to, (a) afford Buyer reasonable access to and the right to inspect the Assets, premises, books and records, Contracts and other documents and data related to Seller; (b) furnish Buyer with such financial, operating and other data and information related to Seller as Buyer may reasonably request; and (c) instruct the representatives of Seller to cooperate with Buyer in its investigation of Seller and the Business at such time and as Guidroz may determine in his reasonable discretion. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

Section 6.3 No Solicitation of Other Bids. From the date hereof until the earlier of Closing or Termination, the Seller Parties shall not, and shall not authorize or permit any of their Affiliates or any of their or their respective representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller Parties shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their and their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving Seller or the Business; (B) the issuance or acquisition of membership interests in Seller or any other financing involving Seller; or (C) the sale, lease, exchange or other disposition of any significant portion of Seller's properties or assets. Seller shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

Section 6.4 Notice of Certain Events.

(a)From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller Parties hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Proceedings commenced or, to Seller Parties' knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)Buyer's receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including for purposes of Section 7.2 and Section 8.2) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.5 Filings and Authorizations. The Seller Parties, Buyer Parties and their Board of Directors (or equivalent governing body), as promptly as practicable, (i) but in no event later than promptly following the closing of the transactions under the MIPA, shall make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to him or it, or its Affiliates, as may be required to consummate the transactions contemplated herein and apply for a Suitability Determination, in accordance with the terms of this Agreement, including without limitation filings with the Louisiana Gaming Control Board, (ii) shall use all commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons necessary to be obtained by him or it, or its Affiliates, in order to consummate the transactions contemplated herein, and (iii) shall use all commercially reasonable efforts to promptly take, or cause to be taken, all other actions necessary, proper or advisable in order for him or it, to fulfill his, her or its obligations hereunder. The Seller Parties and Buyer Parties shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

Section 6.6 Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.7 Non-Competition; Confidentiality.

(a)Non-Competition. As consideration for Buyer to enter into this Agreement, and to accord to Buyer the full value of its purchase of the Assets and the Business, each Seller Party agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, or two (2) years after the termination of Guidroz's employment with Buyer or any Affiliates, whichever is longer, such Seller Party will not, and will not allow any of its or his Affiliates, without the prior written consent of Buyer, Directly or Indirectly, through a managed service company or otherwise, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit their respective names to be used by or in connection with a business or entity in the Business or in a business that is competitive with the Business or any portion thereof or any other related or ancillary businesses that Seller or its Affiliates participate in or are actively contemplating participating in as of the date of the termination; provided, however, that this Agreement shall not prevent the beneficial ownership for investment purposes of, five percent (5%) or less of any class of equity securities of any such Person which are registered under Section 12 of the Exchange Act.

(b)Non-Solicitation of Employees. Each Seller Party agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, or two (2) years after the termination of Guidroz's employment with Buyer or any Affiliates, whichever is longer, such Seller Party will not, nor will any of its or his Affiliates or Relatives, without the written consent of Buyer, Directly or Indirectly, for each of their own account or on behalf of any other Person, induce or attempt to induce any officer or key employee to leave his or her employment with Buyer or any of its Affiliates or hire any such officer or key employee.

(c)Solicitation or Interference with Customers. Each Seller Party agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, or two (2) years after the termination of Guidroz's employment with Buyer or any of its Affiliates, whichever is longer, such Seller Party will not, Directly or Indirectly, nor shall any of its or his Affiliates or Relatives, without the written consent of Buyer, directly for their own account or on behalf of any other Person, solicit, divert, take away or attempt to take away any customers of the Business, Buyer or any of its Affiliates or the business or patronage of any such other customer or in any way interfere with, disrupt or attempt to disrupt any relationships between Buyer or any of its Affiliates and any of its customers.

(d)Confidential Information. Neither any Seller Party nor any of its or his Affiliates or Relatives shall at any time use or disclose to or for the benefit of any Person other than Buyer and its Affiliates, any trade secret or confidential information, knowledge or data relating to the Business (including, without limitation, information relating to accounts, financial dealings, transactions, intangibles, processes, services, service offerings, products and proposals), whether or not marked or otherwise identified as confidential or secret, unless (i) such information is already known to such third party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(e)Acknowledgments. The Parties acknowledge that, in view of the nature of the Business and the business objectives of Buyer and Seller Parties in entering into this Agreement and the transactions contemplated hereby, the restrictions contained in this Section 6.7 are reasonably necessary to protect the legitimate business interests of the Parties and that any violation of such restrictions may result in irreparable injury to the non-violating Parties for which damages will not be an adequate remedy. The Parties therefore acknowledge that, if any such restrictions are violated, the non-violating Parties and any of their Affiliates shall be entitled to seek preliminary and injunctive relief against the violating Party as well as to an equitable accounting of earnings, profits and other benefits arising from such violation. In addition, in the event of a breach of this Section 6.7, Seller’s rights to payment of the Bonus shall terminate. Each Seller Party shall be liable for any breach by its, his or her respective Affiliates of this Section 6.7.

Section 6.8 Accounts Receivable. All payments and reimbursements made by any third party in the name of or to Seller that arise out of the conduct of the Business following the Closing or in respect of accounts receivable included in the Assets shall be held by Seller in trust for the benefit of Buyer and, promptly, and in any event within three (3) business days, after receipt by Seller of any such payment or reimbursement, Seller shall pay over to Buyer the amount of such payment or reimbursement without right of set off, together with all corresponding notes, documentation and information received in connection therewith.

Section 6.9 Agreements Regarding Tax Matters. For all purposes under this Agreement involving the determination of Taxes (including the determination of Seller’s Taxes), in the case of Taxes that are payable with respect to any taxable period that includes but does not end on the Closing Date, the portion of any such Tax that is allocable to the portion of the taxable period ending at the end of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), or (z) employment, social security or other similar Taxes, deemed equal to the amount which would be payable if the taxable year ended on the close of the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the close of the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

Section 6.10 Payment of Excluded Liabilities. Each Seller Party jointly and severally agrees to pay in full and discharge all of the Excluded Liabilities in accordance with their stated terms, as applicable, and in a manner that is not detrimental to any relationships of Buyer or the Business with lessors, employees, clients, customers, suppliers or others.

Section 6.11 Further Assurances. Each of the Parties agrees that subsequent to the Closing Date, upon the reasonable request of any other Party from time to time, it, he or she shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Transaction Documents or to vest, perfect or confirm ownership of the Assets in Buyer.

Section 6.12 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to the Assumed Contract, which consent has not been received, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and Buyer shall not assume any Liabilities thereunder. With respect to any such Assumed Contract, Sellers shall continue to use commercially reasonable efforts to obtain such consents and shall cooperate with Buyer in any arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contracts. Upon the receipt of any such consent, Seller shall assign such Assumed Contract to Buyer.

Section 6.13 Employment of Certain Employees of Seller. Immediately before the Closing, Seller shall encourage its employees listed on Exhibit E hereto (the "Transferred Employees") to accept employment with Buyer for corresponding salaries listed thereon, and subject to such acceptance, Buyer shall hire the Transferred Employees and pay the applicable salaries. Subject to the terms and conditions of Buyer's benefit plans, Buyer shall cause the Transferred Employees to be eligible to participate in its available employee benefit plans under the same eligibility requirements and waiting periods as similarly situated employees of Buyer. For purposes of eligibility and vesting under such plans, the Transferred Employees who accept employment with Buyer on or about the Closing Date shall be given credit for their years of service for their most recent hire date with Seller, all benefit plan waiting periods shall be waived for such employees, and Buyer’s group medical plan shall give credit to such employees for amounts paid toward deductibles and co-payments, if any, under Seller’s medical plan for the current plan. For the avoidance of doubt, nothing in this Agreement shall be deemed to limit the right of Buyer to change or modify the terms and conditions of employment for any Transferred Employee or construed as altering the at-will nature of any Transferred Employee's employment. Nothing in this Agreement shall be deemed to limit the right of Buyer to (A) change or modify the terms and conditions of employment for any Transferred Employee or (B) change, modify, or terminate any employee benefit plan or arrangement in accordance with its terms.

Section 6.14 Repurchase of Assets. If, within one hundred eighty (180) days following the Closing, a Regulatory Disapproval occurs (a "Repurchase Event"), Buyer shall sell, and Seller shall be obligated to repurchase, all of the Assets and assume the Assumed Liabilities for a cash purchase price equal to the Base Purchase Price, plus the amount of the Purchase Price Adjustment, if any, by Seller paying to Buyer such amount in equal monthly installments at an interest rate equal to the Applicable Federal Rate for mid-term notes over a period of four (4) years pursuant to the form of promissory note attached hereto as Exhibit D (provided, however, that the total monthly payments for a given calendar year will be capped at 75% of the free operating cash flow of Seller for such calendar year and in the event that any principal amount is not paid because of the cap provided in the previous clause, all such unpaid amounts will be due at the maturity date of the note) and all other obligations and restrictive covenants of Seller Parties will be terminated. In addition, upon the occurrence of a Repurchase Event within one hundred eighty (180) days following Closing, Buyer's obligation to make any further Installment Payments shall immediately terminate without any further action of the parties hereto. If a Regulatory Disapproval occurs after the date that is one hundred eighty (180) days following the Closing, Buyer shall provide Seller with a right of first offer to purchase the Assets and assume the Assumed Liabilities on terms mutually agreeable between the parties hereto, including any financing by Buyer, prior to selling the Assets to a third party.

Section 6.15 Buyer's Divestiture of Other Louisiana Business. Buyer Parties shall use commercially reasonable efforts to, as promptly as practicable but in no event more than one hundred eighty (180) days after the date of the signing of this Agreement, cause Buyer's affiliate, Grand Vision Gaming LLC, to (a) discontinue manufacturing slot machines and other video gaming devices for distribution in the State of Louisiana and (b) surrender all regulatory licenses it has with the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. All representations and warranties contained in Articles IV and V shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date with the exception of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.5, 4.7, 4.8(a) and 4.16 (collectively, the "Fundamental Representations") which shall, in each case, survive for the shorter of (a) six (6) years or (b) sixty (60) days following the expiration of the applicable statute of limitations, and any claim for fraud or willful misconduct regarding the transactions contemplated herein, which shall, in each case, survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing for the shorter of the applicable statute of limitations or the period explicitly specified therein. The termination of any survival period of the representations and warranties provided herein shall not affect the rights of Buyer Claimants in respect of any claim made by such Buyer Claimant in a Claims notice prior to the expiration of the applicable survival period provided in this Section 7.1.

Section 7.2 Indemnification by Seller Parties.

(a)Seller Parties, jointly and severally ("Seller Indemnitors"), shall indemnify and hold Buyer and its Affiliates, and their respective directors, managers, officers, employees, members, partners, agents, successors and assigns (other than Guidroz, Owner and Seller) (collectively, "Buyer Claimants" and individually, a "Buyer Claimant") harmless from and defend each of them from and against any and all demands, claims, actions, Liabilities, losses, costs, damages or expenses whatsoever (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Claims") asserted against, imposed upon or incurred by Buyer Claimants resulting from or arising out of (i) any breach of or inaccuracy of any representation or warranty of Seller Parties contained herein; (ii) any breach of covenant or obligation of any of Seller Parties contained herein; (iii) any Excluded Liabilities, including any third party claim related to any operations or liabilities of Seller, any Indebtedness of Seller, any Seller Transaction Expenses and Seller Taxes; and (iv) specifically with respect to any demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever including actual attorneys' fees and expenses related to all undisclosed claims under Sections 4.7, 4.12, 4.13 and 4.14.

(b)The Seller Indemnitors shall not be required to indemnify a Buyer Claimant with regard to claims under Sections 7.2(a)(i) or 7(a)(iii) (other than in respect of Fundamental Representations) unless the aggregate cumulative sum of all amounts for which indemnity would otherwise be due under Sections 7.2(a)(i) or 7(a)(iii) exceed One Hundred Twenty-Five Thousand dollars ($125,000) (the "Deductible"), in which case, the Seller Indemnitors shall be liable for all amounts in excess of the Deductible.

(c)Seller Indemnitor's liability to indemnify Buyer Claimants, for claims under Section 7.2(a) (other than with respect to Excluded Liabilities or breaches of Section 6.7) that are for fraud, intentional misrepresentation or willful malfeasance, shall be limited to the Purchase Price (the "Fraud Cap"). Buyer Claimants' right to indemnification shall not be limited or affected in any way by any pre-Closing investigation by Buyer.

(d)Seller Indemnitor's liability to indemnify Buyer Claimants, for breaches of Section 7.2(a)(i) (other than in respect of breaches of Fundamental Representations) shall be limited to $1,250,000 (the "RW Cap") in the aggregate.

Section 7.3 Indemnification by Buyer Parties. From and after the Closing, Buyer Parties shall jointly and severally indemnify and hold Guidroz, Owner and Seller, and their directors, managers, officers, employees, members, partners, agents, successors and assigns (collectively, "Seller Claimants" and individually "Seller Claimant") harmless from and defend each of them from and against any and all Claims asserted against, imposed upon or incurred by Seller Claimants resulting from or arising out of (i) any inaccuracy or breach of any representation or warranty of Buyer Parties contained herein; (ii) any breach of any covenant or obligation of Buyer Parties contained herein; and (iii) any third party claim related to any operations or liabilities, following the Closing including, without limitation, for any post-closing Indebtedness of the Company. Buyer Parties shall not be required to indemnify a Seller Claimant under clause Section 7.3(a)(i) and 7.3(a)(iii) (other than in respect of Fundamental Representations) unless the aggregate cumulative sum of all amounts for which indemnity would otherwise be due under Section 7.3(a)(i) and 7.3(a)(iii) exceeds the Deductible, in which case, Buyer Parties shall be liable for all such amounts in excess of the Deductible.

Section 7.4 Terms and Conditions of Indemnification. The respective obligations and liabilities of Seller Indemnitors and Buyer to indemnify pursuant to this Article VII shall be subject to the following terms and conditions:

(a)The Party seeking indemnification ("Claimant" or "Indemnified Party") shall notify the other Party or Parties ("Indemnifying Party") of the claim in writing (such written notice, an "Indemnification Notice") promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party. Each such Indemnification Notice shall describe, in reasonable detail to the extent practicable, the Claim, including the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request; provided, that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Claim. During such thirty (30) day period, the Claimant shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim and the Claimant shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Business' premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Claimant shall be free to pursue such remedies as may be available to the Claimant on the terms and subject to the provisions of this Agreement.

(b) In all cases, the Claimant shall provide its reasonable cooperation to the Indemnifying Party in defense of claims or litigation relating to Claims, including by making employees, information and documentation reasonably available.

Section 7.5 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.6 Insurance. Any indemnification payment under this Article VII shall be net of any insurance and tax benefit actually received by the Claimant with respect to the Claim (net of any out of pocket costs and expenses incurred to recover any such insurance).

Section 7.7 Right of Offset. If (a) at the time Buyer is required to pay a Purchase Price Adjustment or (b) Guidroz (or any of his Affiliates) owns any ownership interest of Buyer (including LSM) and Buyer has asserted a claim for indemnification pursuant to this Article VII and the Holdback Amount has been exhausted, Buyer shall be entitled to deposit into escrow the payment of any Purchase Price Adjustment, Installment Payment or Bonus in an amount equal to, the Buyer's good faith estimate of the aggregate unpaid amount of such Claim, such escrow amount to be applied against the full amount of Buyer's Claim once finally adjudicated. The right to deposit into escrow is cumulative to any other rights or remedies Buyer may have. Once the claim for indemnification for which the withheld payment relates has been resolved by the parties, Buyer shall promptly pay to Seller any Purchase Price Adjustment, Installment Payment or Bonus withheld in excess of such resolved claim, and pay to itself the excess held in escrow. Under no circumstances may Buyer offset against payment of any Installment Payment. Buyer further stipulates that, notwithstanding anything to the contrary set forth is this Agreement or elsewhere, if the Closing occurs, each Installment Payment becomes due and payable in full on its due date in accordance with the terms hereof, subject to no defenses, offsets are otherwise. Buyer agrees not to assert any defense to the payment of an Installment Payment or make any claim that would prevent or delay the payment of any Installment Payment once the Closing occurs.

Section 7.8 Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining the amount of losses arising from such a breach for which the Buyer Indemnitees or the Seller Indemnitees are entitled to indemnification under this Agreement, each such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words "material," "Material Adverse Effect," "in any material respect" and other uses of the word "material" or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

Section 7.9 Order of Payments; Holdback Amount. Any losses payable to a Buyer Indemnitee pursuant to this Article VII shall be satisfied: (i) from the Holdback Amount; and (ii) to the extent the amount of losses exceeds the Holdback Amount, from the Seller Parties. Within three (3) Business Days after the eighteen (18) month anniversary of the Closing Date (the "Holdback Payment Date"), Buyer shall release to Seller an amount equal to the Holdback Amount minus the Indemnification Holdback Amount. The term "Indemnification Holdback Amount" shall mean, as of the Holdback Payment Date, the aggregate amount of all losses relating to claims for indemnification in accordance with Section 7.2 of this Agreement that have not been resolved or satisfied as mutually agreed between the Parties. Promptly (within 3 days) upon the resolution of any claim relating to any of the Indemnification Holdback Amount, the portion of the Indemnification Holdback Amount for such indemnification claim not otherwise distributable to Buyer as agreed between the Parties shall be released to Seller. Any portion of the Holdback Amount released by Buyer pursuant to this Section 7.9 shall be made by wire transfer of immediately available funds to an account that has been designated by Seller.

Section 7.10 Exclusive Remedies. The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.10 or otherwise in this Agreement shall limit any Person's (x) right to seek and obtain any equitable relief to which such Person shall be entitled or (y) remedies in the case of fraud committed by the other party hereto.

Section 7.11 Application as it Relates to MIPA. Upon the Closing, the provisions of this Article VII shall amend, replace and supersede the provisions of Article VIII of the MIPA. The provisions of this Article VII shall apply mutatis mutandis to the MIPA as if they had been fully set forth therein.

ARTICLE VIII
CLOSING CONDITIONS; TERMINATION

Section 8.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the Fundamental Representations, the representations and warranties of the Seller Parties contained in this Agreement or any Transaction Document delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)The Seller Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)No Proceedings shall have been commenced against Buyer, Seller or any other Seller Party, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)The closing of the transactions contemplated by the MIPA shall have occurred.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(g)Buyer shall have exercised the LSM Option and consummated the acquisition of 90% of the membership interests of LSM.

Section 8.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.5, the representations and warranties of Buyer contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.5 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(e)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the resolutions of the Buyer Parties which authorize the execution, delivery, and performance of this Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Buyer and Parent authorized to sign this Agreement and the other Transaction Documents.

(f)Buyer's affiliate, Grand Vision Gaming LLC, shall have discontinued manufacturing slot machines and other video gaming devices for distribution in the State of Louisiana.

(g)Buyer shall have exercised the LSM Option and consummated the acquisition of 90% of the membership interests of LSM.

Section 8.4 Termination.

(a)by the mutual written consent of Buyer, on the one hand, and Seller, on the other hand;

(b)by Buyer by written notice to Seller if: (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made bey a Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 8.1 through 8.3 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller's receipt of written notice of such breach from Buyer or such extended period (but in no event more than thirty (30) days) required to cure if Seller commences a cure within such ten (10) day period and diligently proceeds to completion a cure; or (ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the first anniversary hereof, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if: (i) no Seller Party is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 8.1 through 8.3 and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or (ii) any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by first anniversary hereof, unless such failure shall be due to the failure of any Seller Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by each of them prior to the Closing;

(d)by either Buyer or Seller if a Law is enacted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any nonappealable final order of any Governmental Authority having competent jurisdiction;

(e)by Seller on or after the date that is the later of (x) Trigger Date and (y) ninety (90) days following the Trigger Date if Buyer has elected to make the Divestiture Payments pursuant to Section 3.2(e), by written notice to Buyer if Buyer's affiliate, Grand Vision Gaming LLC, shall not have as of such date (i) discontinued manufacturing slot machines and other video gaming devices for distribution in the State of Louisiana and (ii) surrendered all regulatory licenses it has with the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police; or

(f)by Buyer on or after the date that is the later of (x) Trigger Date and (y) ninety (90) days following the Trigger Date if Buyer has elected to make the Divestiture Payments pursuant to Section 3.2(e), by written notice to Seller if Buyer's affiliate, Grand Vision Gaming LLC, shall not have as of such date of termination (i) discontinued manufacturing slot machines and other video gaming devices for distribution in the State of Louisiana and (ii) surrendered all regulatory licenses it has with the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police.

Section 8.5 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.4, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any Party to any other Party under this Agreement, except that (a) the covenants and agreements set forth in this Section 8.5, Section 8.6 and Article IX (Miscellaneous) shall survive such termination indefinitely and (b) nothing in this Section 8.5 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, Seller's sole remedy in the event that Buyer's Affiliates have not (i) discontinued manufacturing slot machines and other video gaming devices for distribution in the State of Louisiana and (ii) surrendered all regulatory licenses it has with the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police, in each case, as of or prior to Trigger Date shall be to elect to terminate this Agreement pursuant to Section 8.4(e) or receive the Divestiture Payments in accordance with Section 3.2(e).

Section 8.6 Termination Fee. In addition, if (x) this Agreement is validly terminated by either Buyer pursuant to Section 8.4(b)(i) or Seller pursuant to Section 8.4(c)(i) (such terminating party, as applicable, the "Terminating Party") and (y) the breach underlying the applicable termination by the Terminating Party is either an intentional failure by the non-Terminating Party to consummate the Closing when obligated to do so pursuant to Section 2.4 or a breach (whether through action or inaction) of this Agreement by the non-Terminating Party for the purpose of causing the failure of any condition set forth in Section 8.1 through 8.3, then the Seller Parties (jointly and severally), in the case where the Terminating Party is the Buyer, and Buyer Parties (jointly and severally), in the case where Terminating Party is Seller, shall be obligated to pay the applicable Terminating Party within ten (10) Business Days after such termination a fee in an amount equal to $1,000,000 (the "Termination Fee") in cash by wire transfer of immediately available funds to an account or accounts designated by the Terminating Party; provided, however, that notwithstanding the foregoing if (i) Buyer is the Terminating Party and (ii) the applicable termination by Buyer is not the result of a breach of Section 6.3 hereof, Seller shall be obligated to pay Buyer only such portion of the Termination Fee that is equal to 50% of Seller's then available cash liquidity (as reasonably demonstrated to Buyer by delivery of then current financial statements and other applicable financial records, including bank statements) in cash within such ten (10) Business Day period and the balance shall be paid in accordance with the Contingent Non-Negotiable Senior Secured Promissory Note issued by Seller in favor of Buyer on the date hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Regulatory Condition. This Agreement shall be subject to a regulatory condition, which shall be either (a) the express written disapproval of this Agreement by any of the regulatory agencies which require said approval, including but not limited to the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police, or (b) a finding of unsuitability of Buyer or any of its officers or directors (who cannot reasonably be replaced) required to submit to a Suitability Determination, by any of the regulatory agencies which require said approval, including but not limited to the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police. Furthermore, in the event that any such regulatory agency should disapprove of any of the terms and/or conditions of this Agreement, or a find Buyer or any of its officers or directors (who cannot reasonably be replaced) unsuitable, then this Agreement or any such term or condition hereof that is not approved shall be null and void retroactive to the date of the signing of this Agreement, and shall have no binding effect on the parties hereto (such event, a "Regulatory Disapproval"). In the event of an occurrence of a Regulatory Disapproval, this Agreement or any such term or condition hereof shall be null and void retroactive to the date of the signing of this Agreement, and shall have no binding effect on the parties hereto, other than Seller’s right to retain the Suitability Deposit Amount.

Section 9.2 Expenses. Except as provided herein, Seller Parties and Buyer Parties shall each pay their own legal, accounting, due diligence and finders expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.3 Amendment. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Buyer and Seller.

Section 9.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the instruments and other documents delivered pursuant to this Agreement, contains the entire agreement of the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings, representations, warranties and covenants of any kind between the parties, including the letter of intent, dated February 18, 2023, between Accel Entertainment, Inc., Seller and Guidroz. All other agreements are specifically waived.

Section 9.5 Waivers. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

Section 9.6 Notices. All notices and other communications hereunder shall be validly given or made if in writing, (i) when delivered personally (by courier service or otherwise), (ii) when sent by telecopy or email as indicated by proof of transmittal, or (iii) when actually received if mailed by first-class certified or registered United States mail or recognized overnight courier service, postage-prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other parties:

If to the Seller Parties:	Toucan Management, LLC Attention: Stan Guidroz 165 Industrial Parkway Lafayette, Louisiana 70508 email: Stan@toucanla.com

with a copy (which shall not constitute notice) to:	Perret Doise LLC 721 Cambridge Drive Lafayette, Louisiana 70503 (337) 593-4910 (Telecopy) email:hperret@perretlaw.com

If to Buyer:	Accel Entertainment, LLC 140 Tower Drive Burr Ridge, Illinois 60527 Attention: General Counsel (630) 863-7279 (Telecopy) email: derekh@accelentertainment.com

with a copy (which shall not constitute notice) to:	Goldberg Kohn Ltd. 55 East Monroe, Suite 3300 Chicago, IL 60603 Attention: Ross Friedman Email: Ross.Friedman@goldbergkohn.com (312) 863-7840 (Telecopy)

Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each of the parties hereto hereby irrevocably waives personal service of process and consents to service of process by certified or registered mail, return receipt requested addressed to such party at its address set forth in Section 9.6. Subject to applicable law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. Seller Parties and Buyer Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Sole and exclusive venue and jurisdiction for any action under this Agreement shall be in any state or federal court of the State of Texas.

Section 9.9 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and permitted assigns. Except as expressly set forth herein, nothing expressed or referred to in this Agreement is intended or shall by construed to give any Person other than the parties to this Agreement, or their respective legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. None of the parties hereto may assign this Agreement nor any of its rights hereunder; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer or Parent to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of any Seller Party to (a) any Affiliate of Buyer or Parent (including, after the exercise of the LSM Option, LSM), (b) any direct or indirect third party arm’s-length purchaser of all or substantially all of the assets of Buyer or (c) any lender to Buyer, Parent or any of their Affiliates as security for borrowings; provided, however, that an assignment pursuant to subsection (a) or (c) shall not release Buyer or Parent from any of its responsibilities, liabilities or obligations under this Agreement.

Section 9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

Section 9.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not modify, define, limit, expand or otherwise affect in any way the meaning or interpretation of this Agreement.

Section 9.12 No Agency. No party hereto shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other party hereto.

Section 9.13 Public and Private Announcements. Prior to the Closing, neither Buyer nor any Seller Party will issue or cause the publication of any press release or otherwise make any public or private statement with respect to the transactions contemplated hereby without the prior written consent of the parties hereto; provided, however, that any party hereto may make a public or private announcement to the extent required by law, judicial process or the rules, regulations or interpretations of applicable laws.

Section 9.14 Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by the Code.

Section 9.15 Knowledge. The term Seller's "knowledge" and words of similar import means the actual current knowledge of Guidroz. For purposes of determining "knowledge," the Seller Parties shall be deemed to know the daily operations, financial matters and all material requirements of all laws applicable to the Business, including without limitation, any rules and regulations established by the Louisiana Gaming Control Board.

Section 9.16 Interpretation. In this Agreement, unless a contrary intention appears, (1) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and to any certificates delivered pursuant hereto; and (ii) reference to any Article or Section means such Article or Section hereof. All Exhibits are incorporated herein by their specific reference and made a part hereof. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.17 Waiver of Bulk Sales Laws. Buyer and the Seller Parties hereby waive compliance in connection with the transactions contemplated by this Agreement or the Transaction Documents with the provisions of any applicable bulk sales laws in effect as of the date of the Closing; provided, however, that the Seller Parties shall fully indemnify, reimburse and hold harmless Buyer and its Affiliates against all losses which Buyer may suffer due to such non-compliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:

TOUCAN GAMING, LLC

By: /s/ Stan Guidroz
Name: Stan Guidroz
Its: Owner-Manager

OWNER:

TOUCAN MANAGEMENT, LLC

By: /s/ Stan Guidroz
Name: Stan Guidroz
Its: Owner-Manager

GUIDROZ:

By: /s/ Stan Guidroz
Name: Stan Guidroz

BUYER:

ACCEL ENTERTAINMENT, LLC

By: /s/ Andrew H. Rubenstein
Name: Andrew H. Rubenstein
Its: Manager

PARENT:

ACCEL ENTERTAINMENT, LLC

By: /s/ Andrew H. Rubenstein
Name: Andrew H. Rubenstein
Its: President